Exhibit 23(c)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

PECO II, Inc:

We consent to the incorporation by reference in this registration statement on Form S-3 of PECO II, Inc. of our reports dated March 30, 2005, with respect to the consolidated balance sheet of PECO II, Inc. as of December 31, 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2004, and the related financial statement schedule, which reports appear in the December 31, 2005, annual report on Form 10-K of PECO II, Inc.

/s/ KPMG LLP

Columbus, OH May 3, 2006